 Exhibit 10.1

THIS THIRD AMENDMENT, dated as of February 29, 2024 (this “Amendment”), to that certain Agreement and Plan of Merger dated as of December 11, 2023 (as amended hereby and by that First Amendment dated January 8, 2024 and that Second Amendment dated January 30, 2024, the “Merger Agreement”; and all defined terms used herein that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement), is entered into by and among Aditxt, Inc., a Delaware corporation (“Parent”), Adicure, Inc., a Delaware corporation (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).

WHEREAS, the Parties desire to further amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration for the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. Amendments.

Section 1.1. The fifth and sixth WHEREAS clauses of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

“WHEREAS, Baker Brothers Life Sciences, L.P. (“Baker”), 667, L.P. (“667”), and Baker Bros. Advisors LP as their designated agent (the “Designated Agent”) have entered into certain debt agreements with the Company (the agreements representing such existing debt, as amended, the “Loan Documents” and the amount owed by the Company under the Loan Documents, the “Loan Amount”), including, without limitation, that certain Securities Purchase and Security Agreement, dated as of April 23, 2020, as amended by that First Amendment to the Securities Purchase and Security Agreement, dated as of November 20, 2021, that Second Amendment to the Securities Purchase and Security Agreement, dated as of March 21, 2022, that Third Amendment to Securities Purchase and Security Agreement dated as of September 15, 2022, and that Fourth Amendment to Securities Purchase and Security Agreement, dated as of September 8, 2023 (as so amended, the “Securities Purchase Agreement”) by and among the Company, the Purchasers and the Designated Agent”;

Section 1.2. The references in Section 1.2 of the Merger Agreement to “Assignment Agreement” and “Baker Royalty Note” are hereby deleted in their entirety, and the terms “Original Loan Amount” and “Original Loan Documents” are hereby changed to “Loan Amount” and “Loan Documents,” respectively. The term “Securities Purchase Agreement” is hereby added to Section 1.2 of the Merger Agreement under the heading “Definition” with a reference to the “Recitals” with respect thereto added under the heading “Section.”

Section 1.3. Section 6.10 of the Merger Agreement is hereby amended and restated in its entirety as follows: “Parent Equity Investment. On or prior to (a) April 1, 2024, Parent shall purchase 2,000 shares of the Company’s Series F-1 Preferred Stock, par value $0.0001 per share (“F-1 Preferred Stock”) for an aggregate purchase price of $2 million (the “Initial Parent Equity Investment”) and (b) April 30, 2024, Parent shall purchase 1,500 shares of F-1 Preferred Stock for an aggregate purchase price of $1.5 million (the “Subsequent Parent Equity Investment”). The foregoing numbers of shares of F-1 Preferred Stock shall be equitably adjusted for any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into F-1 Preferred Stock), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of F-1 Preferred Stock outstanding after the date hereof and prior to the Effective Time or any change to the Stated Value thereof as set forth in that certain Certificate of Designations of Series F-1 Convertible Preferred Stock of the Company.

Section 1.4. The proviso in Section 6.16 of the Merger Agreement is hereby deleted in its entirety.

Section 1.5 The first sentence of Section 6.5(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC, on or before April 30, 2024, a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting and the holders of Parent Common Stock at the Parent Shareholders Meeting, which will set forth the Merger Consideration and Exchange Ratio as finally determined pursuant to Section 3.1, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part).”

Section 1.6. A new Section 7.2(i) shall be added to the Merger Agreement as follows: “(i) Repurchase Price. No defaults shall have occurred and be continuing under the Loan Documents and the Outstanding Balance (as defined in the Securities Purchase Agreement) plus all accrued and unpaid interest thereon, in an amount not to exceed the Repurchase Price (as defined in the Securities Purchase Agreement) shall have been paid in full.”

Section 1.7. Section 8.1(f) of the Merger Agreement is hereby amended and restated in its entirety as follows: “by the Company if either (i) the Initial Parent Equity Investment has not been made by April 1, 2024 or (ii) the Subsequent Parent Equity Investment has not been made by April 30, 2024; and ”

Article 2. Miscellaneous.

Section 2.1 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 2.2 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Merger Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Merger Agreement are ratified and confirmed and shall continue in full force and effect. The Parties agree that the Merger Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 2.3 Entire Agreement. This Amendment, the Merger Agreement and such other agreements, documents and instruments referred to in Section 9.6(a) of the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 2.4 Miscellaneous. The terms and provisions of Article IX of the Merger Agreement (other than Section 9.6(a), which Section 2.3 of this Amendment above replaces for purposes of this Amendment) are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Aditxt, Inc.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

Adicure, Inc.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

Evofem Biosciences, Inc.

By:	/s/ Saundra Pelletier
	Name:	Saundra Pelletier
	Title:	CEO